ANNUAL REPORT ON FORM C-AR

  UNITED STATES SECURITIES AND EXCHANGE COMMISSION

  Washington, D.C. 20549



  Filed pursuant to Section 4A(b) of the Securities Act of 1933 and Rule 202 of Regulation Crowdfunding (17 CFR 227.202)



  COMPANY: GELF Energy Corp.

  CIK: 0001968555

  FISCAL YEAR END: December 31st 2025



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  ITEM 1. COMPANY INFORMATION

  =========================================

  Legal Name: GELF Energy Corp.

  CIK: 0001968555

  Legal Entity Type: Corporation

  State of Incorporation: DELAWARE

  Principal Office: 5301 Ka Haku Rd., 119a, PRINCEVILLE, HAWAII 96722

  Website: http://www.gelfenergy.com/

  Email: Brett@GELFEnergy.com

  Phone: 8088550124



  =========================================

  ITEM 2. BUSINESS DESCRIPTION

  =========================================

  GELF Energy Corp. ("GELF," the "Company," "we," "us," or "our") is a Delaware

  corporation focused on the development of technology intended to increase renewable natural gas ("RNG") production from anaerobic digestion systems. Our principal executive offices are located at 5301 Ka Haku Rd., 119a,

  Princeville, Hawaii 96722.



The Company is in the development stage and has not yet generated significant recurring revenue from commercial operations. Our activities during the reporting period have primarily consisted of engineering design, laboratory and early-stage validation work related to our modular Microbial Electrolysis Device

("MED"), as well as business planning, partner engagement, and preparation for a planned demonstration project.



The MED is being developed as a modular system designed to integrate with existing anaerobic digesters with the objective of increasing methane production by improving the conversion of soluble chemical oxygen demand ("sCOD") and enabling higher organic loading rates. The Company's current efforts are focused on refining system design, validating performance assumptions, and advancing toward initial commercial-scale deployment.



As of the date of this report, the Company's assets consist primarily of its technology designs, early-stage development work, and relationships with prospective partners, including municipalities and other potential end users.

The Company has not yet completed a full-scale commercial deployment of its technology.



The Company expects its initial target market to include municipal wastewater treatment facilities, with potential future applications in Industrial and agricultural digester systems. The market for RNG and waste-to-energy solutions is competitive and includes established engineering firms, equipment manufacturers, and project developers, many of which have greater financial and operational resources than the Company.



The Company's ability to commence commercial operations is dependent on a number of factors, including successful completion of its development activities,

validation of system performance, securing financing, entering into customer and partner agreements, and obtaining any required regulatory approvals. There can be no assurance that the Company will be successful in achieving these objectives or in generating sustainable revenues. Accordingly, the Company remains subject to significant risks associated with early-stage technology development and commercialization.



  Business Plan:

  GELF Energy Corp. intends to develop and commercialize clean energy solutions,

  with an initial focus on distributed and community-scale projects designed to reduce reliance on fossil fuels and improve energy resiliency. Our business plan centers on identifying sites and partners where our technologies and services can provide measurable energy cost savings, lower carbon emissions,

  or improved grid stability. We plan to advance projects from early feasibility and design through implementation and ongoing operations, either directly or through partnerships and joint ventures.



Over the next 12-24 months, our strategy is to (i) complete technical and economic feasibility assessments for our initial priority projects; (ii) secure required permits, interconnection approvals, and other regulatory clearances;

(iii) enter into pilot agreements or letters of intent with host customers and strategic partners; and (iv) begin limited-scale deployment of our solutions to demonstrate performance and refine our commercial model. We may engage third-party engineering, procurement, and construction firms and other specialized consultants where needed. We also expect to continue refining our proprietary processes, project evaluation tools, and commercial terms based on pilot results and market feedback.



Our growth strategy includes pursuing additional capital to fund project development costs, equipment purchases, and working capital, including through

Regulation Crowdfunding and other exempt or registered offerings, as permitted by applicable securities laws. We expect to prioritize projects and markets that align with current and anticipated regulatory frameworks, incentive programs,

and environmental compliance requirements, and we will monitor changes in federal, state, and local laws that could affect the timing, cost, or feasibility of our business plan. Our ability to execute this strategy will depend on factors such as access to capital, the availability and cost of key components and services, regulatory approvals, and the pace of customer adoption of clean energy solutions.



  Use of Proceeds Update:

  The proceeds from the Company's crowdfunding offering were used primarily to fund development and preliminary engineering of its microbial electrolysis device ("MED"), as well as to cover a portion of legal and marketing expenses.

  During the reporting period, these expenditures supported continued

  advancement of the Company's technology, contributed to securing a project demonstration site, and supported the expansion of the Company's management team.



  Target Market: The Company's initial target market consists of municipal wastewater treatment facilities and other municipalities pursuing waste-to-renewable natural gas ("RNG") initiatives.

  Competitive Advantages: The Company believes its microbial electrolysis device

  ("MED") may enable increased renewable natural gas ("RNG") production from existing anaerobic digesters without requiring expansion of digester capacity,

  with internal testing indicating the potential for significant increases in methane yield.



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  ITEM 3. RISK FACTORS

  =========================================

  The Company is an early-stage development business with a limited operating history and has not yet generated significant recurring revenue. Our ability to continue as a going concern depends on successfully completing technology development, demonstrating the performance of our microbial electrolysis device ("MED") at commercial scale, and securing additional capital. There can be no assurance that our MED will perform as expected under real-world conditions, that demonstration projects will be successful, or that municipalities or other potential customers will adopt our solution at a scale sufficient to support our business. If we are unable to validate performance,

  achieve commercial deployment, or obtain adequate financing on acceptable terms, investors could lose all or a substantial portion of their investment.



Our business model depends in part on the growth and stability of the renewable natural gas ("RNG") and waste-to-energy markets, as well as the continued

availability of supportive regulatory frameworks and incentives. Changes in federal, state, or local laws, regulations, or policies--including reductions or eliminations of tax credits, renewable portfolio standards, carbon reduction programs, or RNG procurement mandates--could materially reduce the economic attractiveness of our solution. In addition, wastewater treatment and other municipal facilities are subject to complex environmental and public health regulations. Changes to standards governing anaerobic digestion, biogas handling, effluent quality, or related processes could delay, increase the cost of, or prevent deployment of our systems.



We operate in a competitive industry that includes established engineering firms, equipment manufacturers, and project developers with substantially greater financial, technical, and operational resources, as well as established customer relationships. Competing technologies or process improvements may reduce demand for, or the perceived value of, our MED solution. We also rely on third-party engineering, procurement, and construction ("EPC") firms and other specialized consultants for key aspects of project design and implementation.

This reliance exposes us to risks of delays, cost overruns, performance shortfalls, and contractual disputes, which could adversely affect our operations and financial condition.



Our target customers include municipal wastewater treatment facilities and other public-sector entities, which typically involve lengthy and highly regulated procurement processes and are subject to political, budgetary, and administrative constraints. Project timelines may be extended and uncertain, and approvals may be delayed, modified, or withdrawn. In addition, we operate with a limited number of personnel and depend on key management and technical staff.

The loss of key individuals, difficulty in recruiting or retaining qualified personnel, or operational challenges associated with our geographic location could adversely affect our ability to execute our business plan. Because our assets consist primarily of early-stage technology and business relationships,

and we do not yet have a diversified base of operating projects, setbacks in a limited number of demonstration or initial commercial deployments could have a disproportionate adverse effect on our business and on the value of an investment in the Company.



  Material Changes to Risk Factors:

  Since the Company's last filing, it has continued to advance development of its microbial electrolysis device ("MED") and has progressed toward securing a demonstration project. While these developments represent progress, they do not eliminate the risks previously disclosed. The Company continues to face risks related to technology performance at commercial scale, the need for additional capital, and uncertainties associated with customer adoption and regulatory conditions. No other material changes to previously disclosed risk factors have been identified.



  =========================================

  ITEM 4. EXEMPTION RELIED UPON

  =========================================

  Exemption: Regulation Crowdfunding

  Intermediary/Funding Portal: StartEngine Capital, LLC

  Target Offering Amount: 10000.00

  Amount Sold:

  Offering Closing Date: 07-07-2023



  =========================================

  ITEM 5. DIRECTORS, OFFICERS & KEY PERSONNEL

  =========================================

  Name: Brett Danson

  Title: CEO, Principal Executive Officer and Director, Principal Financial

  Officer and Principal Accounting Officer

  Background: Brett Danson serves as Chief Executive Officer of the Company. Mr.

  Danson has more than 30 years of experience in finance and business operations. Over the past decade, he has focused on the water, wastewater, and renewable energy industries, including work related to waste-to-energy systems and anaerobic digestion. His experience includes involvement in project development, capital raising, and strategic planning for technology-driven ventures.

  Compensation: The Company compensates Mr. Danson primarily through equity-based compensation and does not currently provide a cash salary.





  Significant Changes:

  Since the Company's last filing, it has made changes to its management team,

  including the addition of executive personnel to support ongoing development and business operations. This includes C-Suite executives CFO, CTO, and COO:

  Management Team

Brett Danson - Chief Executive Officer

Mr. Danson has over 30 years of experience in finance and more than 10 years in renewable energy and waste-to-energy systems.

Brian Chase - Chief Operating Officer

Mr. Chase previously served as General Manager of Chevron's New Fuels Division and has over 20 years of operational experience.

Sajed Delagah - Chief Technology Officer

Mr. Delagah has over 20 years of experience in water and wastewater engineering,

including prior work with the Bureau of Reclamation.

Ali Jamal - Chief Financial Officer

Mr. Jamal has over 20 years of experience in finance, including prior consulting experience with Goldman Sachs, with a focus on renewable energy, oil, and gas.

John Sabo - Sr. VP.

Professor, School of Science and Engineering, Tulane University.



  =========================================

  ITEM 6. PRINCIPAL SHAREHOLDERS (20%+)

  =========================================

  GELF Sciences, Inc. -- 40.3 -- Investor

Brett Danson -- 25.6 -- Founder

John Sabo -- 25.6 -- Founder



  Changes:

  None



  =========================================

  ITEM 7. FINANCIAL STATEMENTS

  =========================================

  Audit Status:



                                MRFY              PFY

  Total Assets:                 5744    4444

  Cash & Equivalents:           1.72    -101

  Accounts Receivable:          0    0

  Short-term Debt:              0    0

  Long-term Debt:               0    0

  Revenue / Sales:              0    0

  Cost of Goods Sold:           0    0

  Taxes Paid:                   0    0

  Net Income:                   -5268    -1994



  Notes to Financial Statements:





  =========================================

  ITEM 8. INDEBTEDNESS

  =========================================

  Total Debt: 0







  Material Changes:

  none



  =========================================

  ITEM 9. ANNUAL UPDATE & MATERIAL EVENTS

  =========================================

  Significant Changes & Milestones:

  During the reporting period, the Company continued to operate as an early-stage development enterprise and did not commence full-scale commercial operations. There were no fundamental changes to the Company's business model,

  target market, or overall strategy as previously described in its Form C offering materials. GELF Energy Corp. remains focused on the development and commercialization of its modular Microbial Electrolysis Device ("MED") to enhance renewable natural gas ("RNG") production from anaerobic digestion systems, with an initial emphasis on municipal wastewater treatment facilities.



The most significant operational developments during the reporting period related to advancement of the MED technology and early commercialization preparation. The Company used a substantial portion of its crowdfunding proceeds to support engineering design work, laboratory and early-stage validation activities, and preliminary commercial planning. These efforts contributed to refining system design parameters, validating key performance assumptions at a development-stage level, and furthering arrangements for a demonstration project site. The Company also expanded its management and advisory resources to support technical development, partner engagement, and regulatory and project evaluation activities.



From a strategic and regulatory standpoint, the Company continued to evaluate federal, state, and local regulatory frameworks relevant to RNG production,

wastewater treatment, and distributed energy projects. This included assessing permitting, interconnection, and environmental compliance pathways for the planned demonstration project and anticipated future commercial deployments.

While these activities did not result in any material change to the Company's core business plan, they represent important steps toward potential commercial deployment. The Company has not entered into any long-term revenue-generating customer contracts as of the end of the reporting period, and there have been no mergers, acquisitions, dispositions of significant assets, or other corporate restructurings that would be considered significant changes for purposes of

Regulation Crowdfunding.



  Material Events:

  During the reporting period, there were no events that the Company believes meet the definition of a "material change" for purposes of Regulation

  Crowdfunding and 17 C.F.R. Section  227.201(s), such as a fundamental change in the nature of our business, a material change in our capital structure, or the entry into or termination of a material financing or commercial agreement that would be likely to affect an investor's assessment of the Company or the value of their investment.



The Company continued to advance development of its microbial electrolysis device ("MED"), including engineering, laboratory validation, and planning for a demonstration project, and used proceeds from its Regulation Crowdfunding offering consistent with the intended purposes previously disclosed. These activities reflect the ongoing execution of our business plan and were not, in management's view, individually or collectively so significant as to constitute material changes requiring the filing of a Form C-U or an amended Form C during the reporting period.



Investors should note that the Company remains an early-stage development company, with its ability to progress toward commercial operations dependent on factors such as technology performance, financing, and partner and customer arrangements, as described elsewhere in this report. Management will continue to monitor for and disclose any future material events or changes in accordance with Regulation Crowdfunding requirements.



  Going Concern / Liquidity:

  The Company is an early-stage technology developer and has not yet generated operating revenue. As such, its ability to continue as a going concern is dependent upon its ability to secure additional capital and successfully commercialize its technology.



To date, the Company has operated with minimal overhead. There are currently no outstanding loans or debt obligations. Members of the executive team have contributed services in exchange for future equity compensation, and operating expenses have been funded directly by the founders. All current obligations have been satisfied as they come due.



The Company's cash requirements remain relatively modest in the near term and consist primarily of maintaining intellectual property protections (including annual patent-related expenses) and limited administrative costs. These expenses are not expected to materially impact liquidity in the short term.



However, the Company will require significant additional capital to advance its technology to full commercial deployment. The Company is currently seeking approximately $10 million in funding to support a commercial demonstration project at the City of Mesa's Northwestern Water Reclamation Plant. This project is expected to advance the Company's technology readiness level (TRL) from approximately TRL 6 to potentially TRL 9, subject to successful demonstration outcomes and approval for continued deployment by the City.



The Company's strategy to address its liquidity needs includes raising capital through private investment, including but not limited to equity financing beyond crowdfunding. Future expansion plans, including scaling manufacturing and broader market deployment, will be contingent upon the Company's ability to secure such funding.



There can be no assurance that the Company will be successful in raising additional capital on acceptable terms, or at all. If adequate funding is not secured, the Company may be required to delay, scale back, or discontinue certain development and commercialization activities.



  Additional Disclosures:

  None



  =========================================

  ATTESTATION

  =========================================

  The issuer hereby certifies that the information contained in this Form C-AR is true, correct, and complete in all material respects to the best of the issuer's knowledge and belief.



  Principal Executive Officer: Brett Danson

  Title: Chief Executive Officer

  Date: 2026-04-10



  Filed on behalf of: GELF Energy Corp.



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  DISCLAIMER: This document was prepared using FormCAR, a compliance drafting tool. FormCAR does not provide legal advice. The issuer is solely responsible for the accuracy and completeness of this filing. Consult a qualified securities attorney before submitting to the SEC.